FIRST AMENDMENT TO MASTER CNN REAL ESTATE PURCHASE AGREEMENT

This First Amendment to Master CNN Real Estate Purchase Agreement (“Amendment”) is entered into effective as of the 29th day of November, 2011 by and between ROBERT C. MORGAN and ROBERT MOSER (collectively, the “Seller”), with an address at c/o Morgan Management, 1170 Pittsford Victor Road, Pittsford, New York  14534, and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, with an address at c/o Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, Michigan  48034 (the “Buyer”);.

RECITALS

A.           Buyer and Seller are parties to that certain Master CNN Real Estate Purchase Agreement, dated November 9, 2011 (the “CNN Master Agreement”), for the sale of three (3) recreational vehicle communities, as more particularly described in the CNN Master Agreement; and

B.           The parties desire to amend the CNN Master Agreement pursuant to the terms and conditions set forth herein.

C.           All capitalized terms not otherwise defined herein shall be defined as set forth in the CNN Master Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Section 3.2 of the CNN Master Agreement is hereby deleted in its entirety.

2.           Section 4.1 of the CNN Master Agreement is hereby deleted in its entirety and replaced with the following:

“The total agreed value (the “Agreed Value”) for the Communities shall be an amount equal to Twenty One Million Two Hundred Ninety Six Thousand Four Hundred Sixty Two and 50/100 Dollars ($21,296,462.50), plus interest equal to five (5%) percent per annum on the Agreed Value for the time period between December 1, 2011 and the actual Closing Date (the “Five Percent Interest”).”

3.           Section 8.1 is hereby amended to add the following provisions:

“(h)           SCOLP shall have received prior to Closing all of the due diligence and financial information from the Principals as requested by SCOLP prior to the expiration of the Investigation Period.

  (i)           The Principals and the Project Entities either (i) shall have completed prior to Closing those certain capital improvements, as set forth on Exhibit C attached hereto, or (ii) shall provide to SCOLP at Closing a credit against the Agreed Value equal to such amount as reasonably necessarily, as mutually agreed upon by SCOLP and the Principals, for SCOLP to complete such capital improvements after Closing.

4.           Section 8.2(e) of the CNN Master Agreement is hereby deleted in its entirety.

5.           Section 9.1 of the CNN Master Agreement is hereby deleted in its entirety and replaced with the following:

“The acquisition and conveyance of the Communities under all the Purchase Agreements and the consummation of all the other transactions contemplated thereby and by this Agreement (the “Closing”) shall take place simultaneously at the offices of the Title Company on December 16, 2011 or on or at such earlier time or place as Principals and SCOLP may agree upon (the “Closing Date”); provided, however, that (i) the Closing shall be effective as of December 1, 2011 and all adjustments and prorations, as described in further detail in the Purchase Agreements, shall be prorated as of December 1, 2011, and (ii) in the event Closing does not occur by December 16, 2011 and SCOLP is working diligently with respect to closing the transaction, the parties agree that the Closing Date shall be extended to December 23, 2011.”

6.           Except as set forth herein, the CNN Master Agreement remains unmodified and in full force and effect.

7.           This Amendment may be executed in any number of counterparts, and by separate parties hereon on separate counterparts, and all of such counterparts taken together shall constitute one and the same Amendment.  This Amendment may be executed and delivered by facsimile.  The section headings set forth in this Amendment are for convenience of reference only, and do not define, limit or construe the contents of such sections.

[Signature page attached]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

BUYER:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership
By: Sun Communities, Inc., General Partner
By: /s/ Jonathan Colman Name: Jonathan Colman Title: Executive Vice President

SELLER:

/s/ Robert C. Morgan
ROBERT C. MORGAN

/s/ Robert Moser
ROBERT MOSER

Exhibit C

Capital Improvements